Free Writing Prospectus
Filed Pursuant to Rule 433
Dated October 6, 2026
Registration Statement Nos. 333-283567, 333-283567-01 and 333-283567-02

Ford Credit Floorplan Master Owner Trust A - FORDF 2026-3 and FORDF 2026-4

Active Joint Leads : Barclays (str), Deutsche Bank, Mizuho

Passive Leads : BMO, J.P. Morgan

Passive Co Managers : BBVA Securities, US Bancorp

Active Co Managers : Independence Point, Ramirez

Anticipated Capital Structure:
SERIES CL AMT($MM) WAL MDY/F E.FNL L.FNL BENCH SPREAD YLD% CPN% $PX

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2026-3 A 600.000 3.00 AAA/Aaa 10/2029 10/2031 I-CRV +54 5.467% 5.40% 99.98415%

2026-3 B 35.526 3.00 AA/Aa1 10/2029 10/2031 I-CRV +70 5.627% 5.56% 99.99412%

2026-3 C 31.579 <NOT OFFERED>

2026-3 D 23.684 <NOT OFFERED>

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2026-4 A 400.000 5.00 AAA/Aaa 10/2031 10/2033 I-CRV +65 5.687% 5.62% 99.99669%

2026-4 B 23.684 5.00 AA/Aa1 10/2031 10/2033 I-CRV +90 5.937% 5.86% 99.97898%

2026-4 C 21.053 <NOT OFFERED>

2026-4 D 15.789 <NOT OFFERED>

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- Transaction Details -
Offered Size : $1.05+bln

Registration : SEC-Registered

Expected Settle : October 16, 2026

First Payment Date : November 16, 2026

Minimum Denominations : $1,000 x $1,000

ERISA Eligible : Yes

Risk Retention: US – Yes, EU – No

Bloomberg Ticker : FORDF 2026-3 & FORDF 2026-4

Bill & Deliver : Barclays

- Materials -
* Prelim Prospectus : Attached
* Ratings FWP : Attached

* Intex Dealname : FORDF 2026-3 Dealname: FCF26003 | FORDF 2026-4 Dealname: FCF26004

* Roadshow URL: https://dealroadshow.finsight.com/e/FORDF202634

The issuer has filed a registration statement (including a prospectus) with the u.s. Securities and exchange commission (sec) for this offering. Before you invest, you should read the prospectus for this offering in that registration statement, and other documents that the issuer has filed with the sec, for more complete information about the issuer and this offering. You may get these documents for free by searching the sec online database (edgar) at www.sec.gov. Alternatively, you may obtain a copy of the prospectus from Barclays capital inc. By calling 1-888-603-5847.